EXHIBIT 2.1
AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AFFINITY MEDIA INTERNATIONAL CORP.

AFFINITY ACQUISITION SUBSIDIARY CORP.

AND

HOTELS AT HOME, INC.

DATED AS OF JANUARY 14, 2008

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT (this “Amendment”) to the Agreement and Plan of Merger dated as of July 24, 2007 by and among Hotels at Home, Inc., a Delaware corporation (the “Company”), Robin Ware, in her capacity as a shareholder and representative of the shareholders of the Company (the “Stockholders’ Representative”), Michael Ware, a shareholder of the Company, Raymond Romano, a shareholder of the Company, Affinity Media International Corp., a Delaware corporation (“Parent”), and Affinity Acquisition Subsidiary Corp., a Delaware corporation and wholly-owned subsidiary of Parent (the “Merger Subsidiary”) (the “Initial Merger Agreement”) is entered into by the parties hereto as of this 14th day of January, 2008.

RECITALS:

A. Parent, the Merger Subsidiary, the Company, Stockholders’ Representative, Michael Ware, Robin Ware and Raymond Romano entered into the Initial Merger Agreement pursuant to which Parent will acquire all of the issued and outstanding stock of the Company as a result of the merger of the Company with and into the Merger Subsidiary as a result of which the Merger Subsidiary will be the surviving company and a direct, wholly-owned subsidiary of Parent.

B. Parent, the Merger Subsidiary, the Company, Stockholders’ Representative, Michael Ware, Robin Ware and Raymond Romano desire to amend and modify the Initial Merger Agreement as set forth in this Amendment.

C. The boards of directors of each of Parent, the Merger Subsidiary and the Company have determined that it is advisable and in the best interests of each of Parent, the Merger Subsidiary and the Company, and their respective shareholders, that the Initial Merger Agreement be amended and modified as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises, the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    All capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Initial Merger Agreement.

2.    Section 1.1 of the Initial Merger Agreement is hereby amended by adding the following new definitions:

“Earn-out Shares” means up to 1,500,000 shares of Parent Common Stock as determined in accordance with Section 9.8 hereof.

“Net Income” shall be defined as net income from the Company and Merger Subsidiary including the Company’s existing wholly-owned subsidiaries Roth Associates Interactive, Inc. and Hotels At Home S.A.S. calculated in accordance with GAAP, applied on a consistent basis but excluding the following: (1) allocated corporate expenses incurred relating to Parent, (2) net income (losses) from any acquired business, (3) one time charges (non-recurring) agreed upon by Parent and Merger Subsidiary, provided that the parties hereto agree that the fees and expenses paid or to be paid by the Company in connection with the Merger including, but not limited to, legal and accounting fees and expenses, shall be added back to Net Income for purposes of this definition, (4) non-cash charges related to equity and/or financing arrangements, and (5) non-cash stock based compensation expenses. An assumed tax rate of 40% or the actual tax rate, whichever is less, shall be used in the calculation of Net Income. If Parent is entitled to indemnification by the Stockholders as a result of an indemnification claim made by Parent or Merger Subsidiary pursuant to and in accordance with Article 11 of the Initial Merger Agreement and the basis of such indemnification claim adversely affects Net Income of the Company, then to the extent that the Stockholders pay any such claim so that the Net Income of the Company satisfies the levels set forth in Section 9.8, the amount of such payment shall be included in the calculation of Net Income.

3.    The definition of “Stock Consideration” in Section 1.1 of the Initial Merger Agreement is hereby amended in its entirety to read as follows:

“Stock Consideration” shall mean 2,456,571 shares of Parent Common Stock.

4.    Section 3.3(f)(vi) of the Initial Merger Agreement is hereby amended in its entirety to read as follows:

(vi) Lockup Agreement. Each of the Stockholders and all officers and directors of the Company shall have executed a Lockup Agreement in substantially the form attached hereto as Exhibit G (the “Lockup Agreement”), that such person shall not sell, pledge, transfer, assign or engage in any hedging transaction with respect to Parent Common Stock issued to such stockholders as part of the Merger Consideration commencing upon the Effective Time, and all Stock Consideration shall be released from the Lock-Up Agreement eighteen (18) months following the Effective Time;

5.    The Lockup Agreement in the form of Exhibit G to the Initial Merger Agreement is hereby amended to provide for a lock-up period of eighteen (18) months.

6.    Article 9 of the Initial Merger Agreement is hereby amended by adding a new Section 9.8 to read in its entirety as follows:

9.8 Earn-out Shares to the Stockholders.

(a) In the event that the Surviving Company shall achieve Net Income for its fiscal years ending December 31, 2008, 2009 and 2010 as set forth below, then the Surviving Company shall deliver, on or before one hundred twenty (120) days after the end of each such fiscal year, to the Stockholders a number of shares of Parent Common Stock, allocated to each Stockholder in accordance with the Allocation Agreement as amended as of the date hereof, equal to the applicable amount of the Earn-out Shares as set forth below:

Fiscal Year Ending	Net Income	Earn-out Shares Payable
December 31, 2008	at least $2,500,000	500,000 shares of Parent Common Stock
December 31, 2009	at least $3,000,000 for fiscal year 2009 or at least $5,500,000 for fiscal years 2008 and 2009 on a cumulative basis	500,000 shares of Parent Common Stock[1]
December 31, 2010	at least $3,600,000 for fiscal year 2010 or at least $9,100,000 for fiscal years 2008, 2009 and 2010 on a cumulative basis	500,000 shares of Parent Common Stock[2]
____________________
1.  1,000,000 shares of Parent Common Stock if Net Income is at least $5,500,000 for fiscal years 2008 and 2009 on a cumulative basis and no Earn Out Shares have been issued to date.
2.  1,500,000 shares of Parent Common Stock, less any Earn Out Shares that have been issued to date, if Net Income is at least $9,100,000 for fiscal years 2008, 2009 and 2010 on a cumulative basis.

(b) Notwithstanding the foregoing, in the event that the Stockholders shall not have been paid in accordance with Section 9.8(a) above, in the aggregate, Earn-out Shares in the amount of 1,000,000 shares of Parent Common Stock, then the Surviving Company shall cause, on or before one hundred twenty (120) days after the fiscal year ending December 31, 2010, the below-named stockholders of the Surviving Company (“Transferors”) to convey and transfer, free and clear of any liens and encumbrances, to the Stockholders an aggregate of 500,000 shares of Parent Common Stock (the “Founders Shares”), on a pro-rata basis allocated to each Stockholder in accordance with the Allocation Agreement, as amended as of the date hereof.

The Founders Shares shall be allocated to each Stockholder as follows:

Transferor	Number of Shares of Parent Common Stock

Peter Engel	263,800
Howard Cohl	176,550
Peter Dombrowski	29,800
Michael Arthur	9,950
Marc Jaffe	9,950
Fred Tarter	9,950

(c) Upon the date that the Founders Shares are released from escrow (the “Release Date”) pursuant to the Stock Escrow Agreement dated June 5, 2006, such shares shall be deposited into escrow to be held during the period commencing on the Release Date and ending on the earlier of (i) the date that an aggregate of 1,000,000 Earn-out shares have been paid to the Stockholders pursuant to Section 9.8(a) or (ii) the date which is one hundred twenty (120) days after the fiscal year ending December 31, 2010. Any of the Founders Shares deposited in escrow which have not been paid to the Stockholders on or before the date which is one hundred twenty (120) days after the end of the fiscal year ending December 31, 2010 in accordance with this Article 9.8 shall be released to the Founders.

7. Article 2(c) of each of the Employment Agreements in the form of Exhibits B, C and D to the Initial Merger Agreement is hereby amended to provide that each Employee shall be eligible to receive an annual performance bonus of up to 50% of the Base Salary for each year of the term of such Employment Agreement.

8.  Parent has obtained the consent of Maxim to reduce the Maxim Advisory Fee by $100,000 such that the Maxim Advisory Fee is $200,000, payable fifty percent (50%) in cash and fifty percent (50%) in shares of Parent Common Stock.

9. The parties hereto hereby ratify and reaffirm the Initial Merger Agreement, as amended and modified by this Amendment.

10. The parties hereto agree that all of the provisions of Article 10 - General Provisions of the Initial Merger Agreement are hereby incorporated by reference into this Amendment and shall fully apply to this Amendment as if such provisions were set forth in this Amendment.

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[Remainder of Page Left Blank - Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above-written.

COMPANY:
Hotels At Home, Inc.

By: /s/ Michael Ware
Name: Michael Ware
Title: President

STOCKHOLDERS’ REPRESENTATIVE:

/s/ Robin Ware
Robin Ware

STOCKHOLDERS:

/s/ Robin Ware
Robin Ware

/s/ Michael Ware
Michael Ware

/s/ Raymond Romano
Raymond Romano

[Signature Page to Amendment to Merger Agreement]

PARENT:
Affinity Media International Corp.

By: /s/ Peter Engel
Name: Peter Engel
Title: Chief Executive Officer

MERGER SUBSIDIARY:
Affinity Acquisition Subsidiary Corp.

By: /s/ Howard Cohl
Name: Howard Cohl
Title: President

The undersigned hereby acknowledge and agree to the provisions of Article 6 of the foregoing Amendment:

/s/ Peter Engel	/s/ Michael Arthur
Peter Engel	Michael Arthur

/s/ Howard Cohl	/s/ Marc Jaffe
Howard Cohl	Marc Jaffe

/s/ Peter Dombrowski	/s/ Fred Tarter
Peter Dombrowski	Fred Tarter

[Signature Page to Amendment to Merger Agreement]